* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

Exhibit 4.16

AMENDMENT of M.SETEK and JA SOLAR CONTRACT

As requested by M.SETEK Co. Ltd. (“M.SETEK”), M.SETEK and JA SOLAR Holdings Co. Ltd (“JA SOLAR”) agreed to amend the Long Term Silicon Wafer Supply and Prepayment Agreement signed by Mr. Ritsuso Matsumiya of M.SETEK and Mr. Samuel Yang of JA SOLAR on June 5, 2007.

1.	This amendment is only for year of 2008. The terms and conditions for the remaining years of the contract do not and will not change.

2.	This amendment does not and will not relieve M.SETEK and JA SOLAR from the contractual obligations stated in the contract signed by Mr. Ritsuso Matsumiya of M.SETEK and Mr. Samuel Yang of JA SOLAR on January 15, 2008.

3.	Considering M.SETEK’s difficulty in delivering silicon wafer according to the contract, JA SOLAR agreed in good will to accept polysilicon as an alternate product in 2008.

4.	In case M.SETEK is not able to deliver silicon wafer in 2008, M.SETEK will deliver monthly *** metric ton (MT) of polysilicon and the recycled silicon powder from April 1 to December 31 of 2008.

5.	The quality of the recycle silicon powder must pass JA SOLAR’s quality standard and achieve acceptable performance. Otherwise, M.SETEK agreed to replace recycle silicon powder with polysilicon.

6.	The recycle silicon powder quantity should not exceed ***% of total monthly delivery, i.e., no more than *** MT.

7.	JA SOLAR and M.SETEK agreed that the price of polysilicon in this amendment is USD ***/kg (M.SETEK will set-off the prepayment as the rate of USD ***/kg) and the price for the recycle polysilicon powder in this amendment is USD ***/kg (M.SETEK will set-off the prepayment at the rate of USD ***/kg).

8.	M.SETEK and JA SOLAR pledged to execute this amendment without fault.

9.	The term 10 in the contract signed on June 5 of 2007 remains valid for this amendment.

10.	M.SETEK and JA SOLAR agreed to meet before end of May of 2008 to update delivery schedule of the remaining months of 2008.

/s/ Samuel Yang	/s/ Ritsuo Matsumiya
Samuel Yang	Ritsuo Matsumiya
Chief Executive Officer	President
JA SOLAR Holdings Co. Ltd.	M.SETEK Co. Ltd.